Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 29, 2001 included in Radview Software, Ltd’s Annual Report on Form 10-K/A for the year ended December 31, 2000 and to all references to our Firm included in or made part of this Registration Statement.

/s/ Luboshitz Kasierer
Tel Aviv, Israel
August 6, 2001